As  filed with the Securities and Exchange Commission on  April 28, 1995

                                      Registration No. 33-_____

            SECURITIES  AND  EXCHANGE  COMMISSION
                   WASHINGTON, D.C.  20549
                     ____________________

                          FORM  S-8

                 REGISTRATION STATEMENT UNDER
                  THE SECURITIES ACT OF 1933
                     ____________________

                    TNP ENTERPRISES, INC.
 (Exact  Name  of Registrant as  Specified  in  its  Charter)

            Texas                           75-1907501
   (State or other jurisdiction          (I.R.S. Employer
 of incorporation or organization)      Identification No.)

              4100 International Plaza, Tower II
                   Fort Worth, Texas  76109
               (Address of Principal Executive Offices)

         TNP ENTERPRISES, INC. EQUITY INCENTIVE PLAN
                             and
    TNP ENTERPRISES, INC. NONEMPLOYEE DIRECTOR STOCK PLAN
                  (Full Title of the Plans)
                     ____________________

                     Michael D. Blanchard
                        General Counsel
                     TNP Enterprises, Inc.
              4100 International Plaza, Tower II
                   Fort Worth, Texas  76109
                        (817) 731-0099

            (Name and Address of Agent for Service)
            (Telephone Number, including area code)
                     ____________________

                  CALCULATION  OF  REGISTRATION  FEE


                      Proposed Maximum    Proposed Maximum
Title of Securities     Amount to          Offering Price     Aggregate Offering      Amount of
to be Registered      be Registered         Per Share(2)           Price(2)       Registration Fee

Common Stock,
no par value            330,000               $15.875             $5,238,750          $1,806.47

<F1>
(1) The securities to be registered are expected to be awarded beginning April 28, 1995, effective January 1, 1995.
<F2>
(2) Offering price is based on the average high and low prices for one share of TNP Enterprises, Inc. common stock as reported on the New
York Stock Exchange on April 24, 1995, pursuant to Rule 457(c)  and
(h)(1).

                             PROSPECTUS

                       TNP ENTERPRISES, INC.

                     30,000 SHARES COMMON STOCK
                           (No Par Value)

                       ISSUED PURSUANT TO THE

       TNP ENTERPRISES, INC. NONEMPLOYEE DIRECTOR STOCK PLAN

    This Prospectus relates to 30,000 shares of common stock, no par value ("Common Stock") of TNP Enterprises, Inc. (the "Company") to be offered for the accounts of the Selling Shareholders (as defined in this Prospectus under "Selling Shareholders"). The Common Stock to which this Prospectus relates was or will be issued to nonemployee directors of the Company under the TNP Enterprises, Inc. Nonemployee Director Stock Plan (the "Plan"). The Company will not receive any proceeds from sales of Common Stock by the Selling Shareholders. The Selling Shareholders may offer to sell the Common Stock covered by this Prospectus from time to time at prices and upon terms then obtainable on the New York Stock Exchange, in negotiated transactions, by underwriters pursuant to an underwriting agreement, in a combination of any such methods of sale, or otherwise. The Selling Shareholders and any broker-dealers (including underwriters) who participate in sales of Common Stock covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The following may be deemed to be underwriting discounts and commissions under the Securities Act: (i) Commissions paid, or discounts or concessions allowed, to any such broker-dealers (including underwriters) by any person and (ii) if any such broker-dealers (including underwriters) purchases any Common Stock covered by this Prospectus as a principal, then any profits received from reselling such Common Stock. The Selling Shareholders or purchasers of Common Stock will pay all discounts, commissions, and fees incurred in selling Common Stock covered by this Prospectus, except that the Company will pay the expenses of registering or qualifying the Common Stock covered by this Prospectus with the Securities and Exchange Commission (the "SEC") and under the blue sky laws of any applicable jurisdiction.

   The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "TNP." On April 25, 1995, the average high and low prices for one share of Common Stock on the NYSE was $15.875.
                        ____________________

      See "Experts" for certain considerations relevant to an investm ent in the Common Stock.
                        ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The    date    of    this    Prospectus   is    April    28,    1995.

    No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the Company's affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                         TABLE OF CONTENTS

AVAILABLE INFORMATION                                             2

THE COMPANY                                                       3

SELLING SHAREHOLDERS                                              3

MANNER OF SALE                                                    4

EXPERTS                                                           4

DOCUMENTS INCORPORATED BY REFERENCE                               4

                       AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the SEC. The Company has also filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

    The reports, proxy statements, and other information that the Company files with the SEC and the registration statement described above, including its exhibits, can be inspected and copied at the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Room 1028, Jacob K. Javits Federal Building, 75 Park Place, New York, New York 10007, and Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can also be obtained by mail at prescribed rates from the SEC's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Common Stock is listed on the NYSE, and reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10009.

    The Company will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any and all information that has been incorporated in this Prospectus by reference. Requests should be directed to Investor Relations, TNP Enterprises, Inc., 4100 International Plaza, Tower II, Fort Worth, Texas 76109, telephone number (817) 731-0099.


                             THE COMPANY

    The Company is a Texas corporation and a holding company whose principal wholly owned subsidiary is Texas-New Mexico Power Company (the "Utility"). The Company is exempt from regulation as a "registered holding company" as that term is defined in the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 4100 International Plaza, Tower II, Fort Worth, Texas 76109, telephone number (817) 731-0099.

   The Utility is a public utility engaged in generating, purchasing, transmitting, distributing, and selling electricity to customers in Texas and New Mexico.


                        SELLING SHAREHOLDERS

    The shareholders whose shares of Common Stock are covered by this Prospectus ("Selling Shareholders") are the current or former nonemployee directors of the Company from time to time who receive or have received awards of Common Stock pursuant to the Plan. The persons who are the Selling Shareholders are expected to change from time to time as members of the board of directors changes. The following table sets forth the names of the Selling Shareholders and information with respect to Common Stock that each of them held of record as of the date of this Prospectus and as adjusted to reflect the sale of Common Stock pursuant to this Prospectus. All information with respect to ownership has been furnished by the respective Selling Shareholders.


                                                           Common Stock Owned if all
                                       Shares to be    Shares Offered by this Prospectus
                          Amount of   Offered by this                are Sold
                        Common Stock     Prospectus                         Percentage
Name                  Currently Owned                  Number of Shares    Outstanding

R. D. Woofter               10,418         525              9,893                  *
R. Denny Alexander           1,025         525                500                  *
Cass O. Edwards, II          7,904         525              7,379                  *
John A. Fanning                925         525                400                  *
Sidney M. Gutierrez            525         525                  0                  *
Harris L. Kempner, Jr.         725         525                200                  *
Dwight R. Spurlock           2,109         525              1,584                  *
Dennis H. Withers            1,025         525                500                  *
    TOTAL                   24,559       4,200             20,359                  *
_______________
<F1>
*  Less than 1%.

                                 -3-

                           MANNER OF SALE

    Sales of Common Stock covered by this Prospectus by the Selling Shareholders may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Shareholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

    In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                              EXPERTS

   The consolidated financial statements of TNP Enterprises, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

    The report of KPMG Peat Marwick LLP covering the December 31, 1994, consolidated financial statements contains an explanatory paragraph that states that uncertainties exist with respect to the regulatory treatment of the income tax benefits of the regulatory disallowances recognized in 1994. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also refers to changes in the methods of accounting for income taxes and postretirement benefits other than pensions in 1993.


                DOCUMENTS INCORPORATED BY REFERENCE

    All documents that the Company files with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and before termination of the offering pursuant to this Prospectus are deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing such documents.

    The following documents are incorporated in this Prospectus by reference:

    1. The Company's latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

    2. All other reports that the Company has filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's latest annual report described in 1. above; and

     3. The descriptions of the Company's Common Stock set forth in the Company's registration statement on Form 8-B, file number 1-8847, filed pursuant to Section 12 of the Exchange Act and effective February 1, 1985, as well as the Company's registration statement on Form S-3, file number 33-53918, under the heading "Description of the Common Stock," and any reports or amendments to the foregoing filed with the SEC for the purpose of updating such descriptions.

                              PART  II

Item 3.  Incorporation of Documents by Reference

  All documents that TNP Enterprises, Inc. (the "Registrant") files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this registration statement and before the Registrant files a posteffective amendment indicating that all securities offered pursuant to the TNP Enterprises, Inc. Equity Incentive Plan and the TNP Enterprises, Inc. Nonemployee Director Stock Plan (the "Plans") have been awarded or sold or deregistering all securities then remaining unawarded or unsold shall be deemed to be incorporated by reference in and to be a part of this registration statement from the date of filing such documents.

  The following documents are incorporated in this registration statement by reference:

  1.     The  Registrant's latest annual report  filed  pursuant  to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

  2. All other reports that the Registrant has filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's latest annual report described in 1. above; and

  3. The descriptions of the Registrant's common stock set forth in the Registrant's registration statement on Form 8-B, file number 1-8847, filed pursuant to Section 12 of the Securities Exchange Act of 1934 and effective February 1, 1985, as well as the Registrant's registration statement on Form S-3, file number 33-53918, under the heading "Description of the Common Stock," and any reports or amendments to the foregoing filed with the Securities and Exchange Commission for the purpose of updating such descriptions.

Item 4.  Description of Securities

 Inapplicable.

Item 5.  Interests of Named Experts and Counsel

 Inapplicable.

Item 6.  Indemnification  of  Directors  and  Officers

      Article  2.02-1  of the Texas Business Corporation  Act  is  a
comprehensive provision that (i) defines the power of Texas corporations to indemnify their directors, officers, employees, and agents, (ii) identifies the standard of conduct that must be met by such persons in order to be eligible for permissive corporate indemnification and the circumstances under which indemnification by the corporation otherwise is limited or prohibited, (iii) establishes the procedures to be followed by the corporation in determining whether a person has met the requisite standard of conduct and, if so, whether and to what extent the corporation should provide indemnification to such person, (iv) provides for mandatory indemnification of directors and officers who are wholly successful in defense of actions, unless the corporation's articles of incorporation limit or deny this right, (v) provides to directors and officers the ability to apply to a court of competent jurisdiction for indemnification, which may be granted if the court determines such director or officer is fairly and reasonably entitled to indemnification (provided that such right may be limited or denied by the corporation's

                                -II 1-
articles of incorporation),  (vi)
specifies the circumstances under which a corporation may advance expenses of defense incurred by a director, officer, or other person serving the corporation prior to the final disposition of the proceeding, (vii) grants to corporations the power to purchase director and officer liability insurance, (viii) authorizes corporations, with shareholder approval, to implement self-insurance arrangements for the benefit of directors, officers, employees, and agents, whether or not the corporation would have the power to indemnify such individuals under Article 2.02-1, and (ix) imposes the requirement that corporations notify their shareholders of any indemnification provided to directors.

      Officers and directors of the Registrant are covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect or breach of duty.

     The Registrant's bylaws provide:

     Indemnification.

       5. The Corporation shall indemnify any Director, officer, employee, or former Director, officer or employee of the
       Corporation, or any person who has served at the Corporation's request as a Director, officer or employee of another Corporation in which the Corporation owns shares of stock or of which it is a creditor against expenses actually and necessarily incurred by him and any amount paid in satisfaction of judgments in connection with any action, suit or proceeding, whether civil or criminal, in which he is made a party because of his service to the Corporation in one of the above capacities subject to the following provisions.

       6. Before a person requesting indemnity shall be entitled to indemnity, it shall have been determined in the manner provided in paragraph 7 that he:

         a.  conducted himself in good faith,

         b.  reasonably believed:

             (1) his conduct in his official capacity was in the Corporation's best interest, or
             (2)  where  his  conduct  was  not  in  his
                  official capacity, that his conduct was not opposed to the Corporation's best interest; and where a criminal proceeding is involved, he had no reasonable cause to believe his conduct was unlawful.

       7.     For  a  person  to  be  eligible  for  indemnification,   a
       determination of such eligibility shall be made by one of the following means:

             a. a majority vote of a quorum of Directors who are not named parties in the proceeding at the time of vote,

             b. where such a quorum cannot be obtained, by a majority vote of a committee of the Board consisting of Directors who are not parties in the proceeding at the time of the vote,

             c. by special legal counsel selected in the manner as required by Statute, or

             d. by a vote of the shareholders which excludes those shares held by Directors who are parties to the proceeding.

       8.    Reasonable  expenses  incurred by  a  person  eligible  for
       indemnification  may  be  reimbursed  in  advance  of   final
       disposition of the proceeding if:

                                    -II 2-

             a. the Corporation receives a written affirmation by the Director of his good faith belief that he has met the standard of conduct necessary for indemnification,

             b. the Director provides a written obligation to repay all amounts paid or reimbursed if it is ultimately determined that he is not eligible for indemnification, and

             c. a determination of the facts known at the time of the request for the advance reimbursement would not preclude indemnification.

       9. Where eligibility has been determined, a person may be indemnified against judgments, penalties, fines, settlements, and  reasonable expenses actually incurred, provided that  if the proceeding is brought by or on behalf of the Corporation,
       the   indemnification  is  limited  to  reasonable   expenses
       actually incurred.

       10.  A person is not eligible for indemnification if:

              a.    the  person is found liable on  the  basis  of
                    personal   benefit  being  improperly  received   by   him
                    regardless of whether or not the benefit resulted form action taken in the person's official capacity,

             b.     the person is found liable to the Corporation.

       11. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such Director, officer, or employee may be entitled by law or under any bylaw, vote of shareholders, agreement or otherwise. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of any other Corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this section.

Item 7.  Exemption from Registration Claimed

 Inapplicable.

Item 8.  Exhibits

  The exhibits denoted by * below are filed with this registration statement. The other exhibits listed below were filed previously with the Securities and Exchange Commission and are incorporated in this registration statement by reference to the filings noted parenthetically.

Exhibit No.                     Exhibit

 4(a)   -  Articles  of  Incorporation  and  Amendments
           through March 6, 1984 (Exhibit 3(a), File No. 2-89800)
 4(b)   -  Amendment to Articles of Incorporation  filed
           September 25, 1984 (Exhibit 3(b) to Form 10-K for the year ended December 31, 1987)
 4(c)   -  Amendment to Articles of Incorporation  filed
           August 29, 1985 (Exhibit 3(a) to Form 10-K for the year ended December 31, 1985)

                                 -II 3-

 4(d)    -  Amendment to Articles of Incorporation  filed
            June  2,  1986  (Exhibit 3(a) to Form 10-K for  the  year
            ended December 31, 1986)
 4(e)    -  Amendment to Articles of Incorporation  filed
            May  10,  1988  (Exhibit 3(e) to Form 10-K for  the  year
            ended December 31, 1988)
 4(f)    -  Amendment to Articles of Incorporation  filed
            May  10,  1988  (Exhibit 3(f) to Form 10-K for  the  year
            ended December 31, 1988)
 4(g)    -  Amendment to Articles of Incorporation  filed
            December  27,  1988 (Exhibit 3(g) to Form  10-K  for  the
            year ended December 31, 1988)
 4(h)    -  Bylaws of the Registrant, as amended November
            15,  1994  (Exhibit 3(h) to Form 10-K for the year  ended
            December 31, 1994)
 4(i)*   -  TNP  Enterprises, Inc. Equity  Incentive
            Plan
 4(j)*   -  TNP   Enterprises,  Inc.   Nonemployee
            Director Stock Plan
 5*      -  Opinion of Michael D. Blanchard, Esq.
23(a)*   -  Consent of KPMG Peat Marwick LLP
23(b)*   -  Consent  of Michael D.  Blanchard,  Esq.
            (included in Exhibit 5)
24*      -  Power of Attorney (set forth on page II-6  of
            this registration statement)

Item 9.  Undertakings

 The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a posteffective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) to remove from registration by means of a posteffective amendment any of the securities being registered that remain unsold at the termination of the offering; and

  (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (5) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information

                              -II 4-
required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                -II 5-

                              SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 27th day of April, 1995.
                                  TNP ENTERPRISES, INC.
                                  By: \s\ Kevern R. Joyce
                                      KEVERN R. JOYCE, President &
                                        Chief Executive Officer